Exhibit 5.1
HARNEYS
British Virgin Islands and Anguillan lawyers

Associated offices
London
Tel: +44 (0) 20 7440 8790
Fax: +44 (0) 20 7440 8791
Anguilla
Tel: +1 264 498 5000
Fax: +1 264 498 5001
Harney Westwood & Riegels
Craigmuir Chambers
PO Box 71
Road Town, Tortola
British Virgin Islands
Tel: +1 284 494 2233
Fax: +1 284 494 3547
www.harneys.com
Your Ref

28 December, 2005	Our Ref 015794.0012-MIG

U.S. Stock Transfer Corporation
1745 Gardena Avenue, 2nd Floor
Glendale, CA 91204

Dear Sirs
Deswell Industries, Inc (the “Company”)
Issuance of up to 500,000 Common Shares
1.	We are British Virgin Islands counsel to Deswell Industries, Inc., a British Virgin Islands international business company (the “Company”). We have assisted the Company in its amendment to its 2003 Stock Option Plan whereby the Company authorized an additional 500,000 common shares of the Company (the “Shares”) issuable upon exercise of options (“Options”) granted and to be granted under the Company’s 2003 Stock Option Plan, as amended on August 1, 2005 (the “Plan”).

We are rendering this opinion to you as the Company’s registrar and transfer agent pursuant to your Regulations for the Transfer and/or Registration of Stock and the Disbursing of Dividends.

2.	For the purpose of this opinion, we have examined the following:
(a)	a facsimile copy of the executed Plan;

(b)	a facsimile copy of the signed Unanimous Consent in Lieu of Meeting of Board of Directors, stated to take effect on 1 August, 2005; and

(c)	(i)	the Memorandum and Articles of Association and Certificate of Incorporation of the Company on file at the British Virgin Islands Registry of Corporate Affairs on 28 December 2005;

	(ii)	an original registered agent’s certificate (including a certified copy of the share register) dated 28 December 2005 identifying the directors of the Company, issued by HWR Services Limited, the Company’s registered agent (the “Registered Agent’s Certificate”);

(iii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 28 December 2005; and

(iv)	the records of proceedings on file with, and available for inspection on 28 December 2005 at the High Court of Justice, British Virgin Islands.
3.	For the purposes of this opinion we have assumed without further enquiry:
(a)	We have assumed the accuracy, completeness and, in the case of copies, conformity with the original(s) of all corporate minutes, resolutions, documents and records which we have seen and the accuracy of any and all representations of fact expressed in or implied by the documents we have examined.

(b)	the authenticity of all documents submitted to us as originals, the conformity with the originals thereof of all documents submitted to us as copies or drafts and the authenticity of such originals;

(c)	the genuineness of all signatures and seals;

(d)	the accuracy and completeness of all corporate minutes, resolutions and records which we have seen;

(e)	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined; and

(f)	that the information appearing in the Registered Agent’s Certificate was correct on the date(s) on which the Directors’ Resolutions were executed, and that the Directors’ Resolutions remain in full force and effect.
4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:
(a)	the Company is an international business company duly organized under the laws of the British Virgin Islands and legally authorized to issue and sell the Shares upon exercise of Options granted under the Plan. The Company is a separate legal entity and is subject to suit in its own name.

(b)	the issuance of the Shares upon exercise of Options granted and to be granted by the Company under the Plan has been properly approved by the Board of Directors of the Company.
5.	This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

6.	This opinion is rendered for your benefit and the benefit of your legal counsel in connection with the transactions contemplated by the Plan only. It may not be disclosed to or relied on by any other party or for any other purpose.

Yours faithfully
HARNEY WESTWOOD & RIEGELS
/s/ HARNEY WESTWOOD & RIEGELS

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